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                                   EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY
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                                            Jurisdiction of   Other Names under which
Subsidiary                                  Incorporation     Subsidiary does Business
AAC Liquidation Corp., Inc.                 Pennsylvania               N/A

Ahab Investment Company                     Delaware                   N/A

Astro Air UK, Ltd.                          United Kingdom             N/A

Motor Products -
      Ohio Corporation                      Delaware                   N/A

Motor Products -
      Owosso Corporation                    Delaware                   N/A

Owosso-Delaware, Inc.                       Delaware                   N/A

Owosso Motor Group, Inc.                    Pennsylvania               N/A

SMX Liquidation Corp., Inc.                 Pennsylvania               N/A

Stature Electric, Inc.                      New York                   N/A


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